Exhibit 99.01
Valero Energy Agrees to Acquire Interest in European Refining Assets
SAN ANTONIO—(BUSINESS WIRE)—May 20, 2009 — Valero Energy Corporation (NYSE: VLO) announced today that the company has entered into an agreement to acquire The Dow Chemical Company’s (NYSE: DOW) 45% interest in the Total Raffinaderij Nederland N.V. (TRN) for an enterprise value expected to be approximately $725 million, including working capital and inventories. TRN owns a crude oil refinery located in the Zeeland region of The Netherlands on the river Scheldt and has total throughput capacity of 190,000 barrels per day. The transaction is subject to regulatory approval as well as a right-of-first refusal held by Total S.A. (NYSE: TOT), the refinery operator and owner of the remaining 55% interest in TRN. The transaction is expected to close in the third quarter of 2009.
Originally built in 1973, TRN’s refinery received major upgrades in the mid-1980s, mid-1990s, and throughout this decade. The refinery has a large, distillate-hydrocracking unit with capacity of 68,000 barrels per day. TRN also owns an interest in the Massvlatke Olie Terminal in Rotterdam, which is one of the largest oil terminals in the world.
“This acquisition represents an exceptional entry point for Valero into the European market,” said Valero Chairman and Chief Executive Officer Bill Klesse. “TRN’s large, complex refinery has the flexibility to process a wide variety of discounted feedstocks primarily into diesel and jet fuel within the world’s strongest diesel market. Given its location near Rotterdam and with excellent logistics, this acquisition broadens our geographic diversification and provides trading opportunities in the Atlantic Basin that complement our U.S. Gulf and East Coast operations as each company supplies its share of feedstocks and receives its share of refined products. This relatively new refinery has been very reliable, has top-tier performance metrics, and has limited capital requirements for the next few years. With input from Valero’s management, Total will continue to operate the refinery.”
About Valero:
Valero Energy Corporation is a Fortune 500 company based in San Antonio with approximately 22,000 employees and 2008 revenues of $119 billion. The company owns and operates 16 refineries throughout the United States, Canada and the Caribbean with a combined throughput capacity of approximately three million barrels per day, making it the largest refiner in North America. Valero is also a leading ethanol producer with seven ethanol plants in the Midwest at a combined capacity of 780 million gallons per year, and is one of the nation’s largest retail operators with approximately 5,800 retail and branded wholesale outlets in the United States, Canada and the Caribbean under the Valero, Diamond Shamrock, Shamrock, Ultramar, and Beacon brands. Please visit www.valero.com for more information.
Statements contained in this release that state the company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The

words “believe,” “expect,” “should,” “could,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see Valero’s annual reports on Form 10 K and quarterly reports on Form 10 Q, filed with the Securities and Exchange Commission and on Valero’s website at www.valero.com.